Contact:  Patty Kehe
                                   Dynasil Corporation of America
                                   Phone: (607) 272-3320, ext. 26
                                   Email:  pkehe@DynasilCorp.com

  Dynasil Announces the Nominations of Dr. Michael Joyner of the Mayo Clinic and Mr. David Kronfeld of JK & B Capital as New Directors

  WEST BERLIN, N.J.   December 7, 2009 - Dynasil Corporation of America
  (OTCBB: DYSL.OB), a rapidly growing manufacturer of specialized instruments, detectors and products with applications in homeland security/defense, cancer detection, medical and industrial, today announced that Dr. Michael Joyner of the Mayo Clinic and Mr. David Kronfeld of JK&B Capital of Chicago have been nominated for election to the Dynasil Board of Directors at its February 3, 2010 Annual Meeting. Dynasil Chairman, Peter Sulick said, "It is with great pride and enthusiasm that I look forward to welcoming these distinguished individuals to our Board. Dynasil's 2008 acquisition of RMD Inc. brought a host of new intellectual property ripe for commercialization into the Company. These assets represent exciting new opportunities in advanced scintillator design, micro crack detection, dosimeter, photodiode design, and a number of other important growth areas for the 21st century. Dr. Joyner and Mr. Kronfeld will bring very specific and unique skill sets to the Dynasil Board. We expect that their participation will help guide the Company through the decision-making process for the commercialization of this Intellectual Property into successful business opportunities. They also bring a view of the future which will help focus Dynasil's extensive and deep research capability towards areas of future growth. Their involvement will elevate Dynasil's potential substantially."

  Michael J. Joyner, M.D. serves as the Associate Dean for research at Mayo Clinic in Rochester, Minnesota where he also is Deputy Director for Research, associate program director of the Center of Translational Science Activities and a consultant to the Department of Anesthesiology. He also holds the prestigious Frank R. and Shari Caywood Professorship. He received his undergraduate and medical degrees from the University of Arizona. Dr. Joyner's work has been funded continuously by NIH since the early 1990s. He has held important editorial positions for key journals, served as an NIH study section member, and received numerous national and international awards for his work on muscle blood flow and human physiology. A number of Dr. Joyner's former fellows now direct independent research programs in the US, Canada, Europe and Japan.

  Mr. Kronfeld founded JK&B Capital, a venture capital firm focused in the software, IT and communications markets with over $1.1 billion of cumulative capital under management. Mr. Kronfeld is an experienced venture capital investor and telecommunications industry executive with over 30 years of experience. Prior to forming JK&B, Mr. Kronfeld was a General Partner at Boston Capital Ventures (BCV) where he focused on making venture capital investments in telecommunications and software companies. Before joining BCV, Mr. Kronfeld was Vice President of Acquisitions and Venture Investments with Ameritech where he was responsible for directing its venture capital investments in a broad array of telecommunications-related companies and all of Ameritech's mergers and acquisitions activities. In addition, Mr. Kronfeld was a Senior Manager at Booz Allen & Hamilton and a Systems Analyst at Electronic Data Systems ( Mr. Kronfeld earned a Bachelor of Science in Electrical Engineering with high honors, a Master of Science in Computer Science from Stevens Institute of Technology, and a Master of Business Administration from The Wharton School of Business. He has been a director of four public and over thirty private company boards.

  Craig Dunham, Dynasil CEO added, "While we are justifiably proud of the Company's 645% growth over the past five years and the returns we've given our shareholders, we are always looking to the future and what steps we can take to maintain this course. By adding the substantial talent and creativity of Dr. Joyner and Mr. Kronfeld to our Board, we will be taking one of those steps. I'm eager to begin working with them and continuing to grow Dynasil."

  About Dynasil

  Dynasil is a rapidly growing manufacturer of specialized instruments and products for a broad range of applications markets in the homeland security/defense, medical and general industrial sectors. In addition, the Company is engaged in a significant amount of contract research for the government and private industry. Dynasil and its subsidiaries have operations in New Jersey, New York and Massachusetts.

  This news release may contain forward-looking statements usually containing the words "believe," "expect," "plan," "target," "intend" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.